EXHIBIT 99.5
CONSENT OF PROSPECTIVE DIRECTOR
     The undersigned, acting in accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, hereby consents to being named as a prospective director of Galileo Holding Corporation in the Registration Statement on Form S-4 of Galileo Holding Corporation and any amendments thereto.
Dated as of August 28, 2008

/s/ Peter C. Georgiopoulos
Peter C. Georgiopoulos